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                                                                Exhibit (c)(5)

                            STATE OF THE ART, INC.
                              56 Technology Drive
                           Irvine, California 92618



                               February 23, 1998



The Sage Group plc
Rose Acquisition Corp.
Sage House
Benton Park Road
Newcastle Upon Tyne, NE7 7LZ
England

Ladies and Gentlemen:

          Reference is hereby made to the Agreement and Plan of Merger, dated January 27, 1998 (the "Merger Agreement"), by and among The Sage Group plc, a corporation organized under the laws of England ("Parent"), Rose Acquisition Corp., a Delaware corporation (the "Purchaser"), and State Of The Art, Inc., a California corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

          In order to permit the Purchaser to consummate the Offer in accor dance with the terms set forth in the Merger Agreement in the event that greater than ninety percent (90%) of the issued and outstanding Shares of the Company are tendered and not withdrawn as of any scheduled expiration date of the Offer, but less than ninety percent (90%) of the issued and outstanding Shares on a fully diluted basis are tendered and not withdrawn as of such expiration date, in the event that at least 10,279,000 of the issued and outstanding Shares of the Company are tendered and not withdrawn as of such expiration date, Parent and the Purchaser agree to waive, and the Company hereby consents to the waiver by the Purchaser of, the Minimum Condition described in Annex I to the Merger Agreement to such extent. The Company hereby represents and warrants that, (i) as of February 19, 1998,
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there are 11,178,085 Shares of the Company issued and outstanding, and (ii)
options to purchase no more than 898,233 Shares pursuant to Stock Plans of the Company are or will be exercisable at any time between the date hereof through April 1, 1998 (including pursuant to any accelerated vesting provisions upon a change of control of the Company).

     Each of Parent, Purchaser and the Company hereby agrees that the terms of this letter shall remain effective from the date hereof until the earlier of (i) March 12, 1998, and (ii) the date upon which the Purchaser accepts for payment the Shares of the Company pursuant to the terms of the Offer.

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                              Very truly yours,


                              STATE OF THE ART, INC.



                              By: /s/ DAVID W. HANNA
                                  --------------------------------
                                  Name: David W. Hanna
                                  Title: President, Chief Executive
                                         Officer and Chairman of the
                                         Board



ACKNOWLEDGED AND AGREED:


THE SAGE GROUP PLC


By: /s/ PAUL WALKER
    ---------------------------------
    Name: Paul Walker
    Title: Chief Executive Officer

ROSE ACQUISITION CORP.


By: /s/ PAUL WALKER
    -------------------
    Name: Paul Walker
    Title: Vice President and Secretary

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